EXHIBIT 10.28









                      AMENDED AND RESTATED CREDIT AGREEMENT





                                 BY AND BETWEEN



                              ROADWAY EXPRESS, INC.

                                       and


                       THE FIRST NATIONAL BANK OF CHICAGO

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
--------------------------------------------------------------------------------------------------------------------
DEFINED TERMS.....................................................................................................1
LOANS.............................................................................................................8
   2.1    Revolving Credit Loans..................................................................................8
      2.1.1  Terms, Note, Borrowings, Repayments and Fee..........................................................8
   2.2    Interest Rate Options...................................................................................9
      2.2.1  Rate Periods.........................................................................................9
      2.2.2  Amounts.............................................................................................10
      2.2.3  Interest After Default..............................................................................10
      2.2.4  Selection, Conversion or Renewal of Rate Options....................................................10
      2.2.5  Renewal.............................................................................................10
      2.2.6  Additional Compensation in Certain Circumstances....................................................10
      2.2.7  Loan Accounts.......................................................................................12
      2.2.8  Notices.............................................................................................12
      2.2.9  Money Market Rate, LIBOR Rate Unascertainable;
             Impracticability....................................................................................12
   2.3    Payments...............................................................................................14
3.    INTENTIONALLY LEFT BLANK...................................................................................14
4.    INTENTIONALLY LEFT BLANK...................................................................................14
5.    INTENTIONALLY LEFT BLANK...................................................................................14
6.    INTENTIONALLY LEFT BLANK...................................................................................14
7.    INTENTIONALLY LEFT BLANK...................................................................................14
8.    INTENTIONALLY LEFT BLANK...................................................................................14
9.    INTENTIONALLY LEFT BLANK...................................................................................14
10.   LIMITATION OF LIABILITY OF THE BANK; INDEMNIFICATION BY BORROWER...........................................15
11.   AFFIRMATIVE COVENANTS......................................................................................15
12.   NEGATIVE COVENANTS.........................................................................................19
13.   FINANCIAL COVENANTS OF BORROWERS...........................................................................21
14.   REPRESENTATIONS AND WARRANTIES.............................................................................21
15.   CONDITIONS OF LOANS........................................................................................26
16.   DEFAULT....................................................................................................27
17.   REMEDIES...................................................................................................29
18.   EXPENSES...................................................................................................30
19.   WAIVERS....................................................................................................30
20.   JURISDICTION...............................................................................................31
21.   NON-BUSINESS DAYS..........................................................................................31
22.   SUCCESSORS AND ASSIGNS;....................................................................................32
23.   GOVERNING LAW..............................................................................................32
24.   INTENTIONALLY LEFT BLANK...................................................................................32
25.   NOTICE.....................................................................................................32
26.   INTEGRATION................................................................................................32
27.   AMENDMENT OR WAIVER........................................................................................33
28.   SEVERABILITY...............................................................................................33
29.   HEADINGS...................................................................................................33
30.   COUNTERPARTS...............................................................................................33

                                    EXHIBITS

         EXHIBIT A - REVOLVING CREDIT NOTE





                                    SCHEDULES

         SCHEDULE 8(b) - Location of Offices
         SCHEDULE 2.3 (b) - Interest Payment Dates
         SCHEDULE 12(b) - Existing Indebtedness
         SCHEDULE 14(j) - Pension Matters
         SCHEDULE 14(n) - List of Distribution Agreements

                      AMENDED AND RESTATED CREDIT AGREEMENT

         This Amended and Restated Credit Agreement ("AGREEMENT") is made as of July 30, 1999 by and between ROADWAY EXPRESS, INC., a Delaware corporation (the "BORROWER") and THE FIRST NATIONAL BANK OF CHICAGO (THE "BANK").


                                   WITNESSETH:

         WHEREAS, the Borrower and Bank One, NA ("Bank One") executed and delivered a Credit Agreement dated as of January 2, 1996 pursuant to which, inter alia, Bank One agreed to make various loans to the Borrower upon the terms and conditions set forth therein (the "Original Agreement"); and

         WHEREAS, the Borrower and Bank One executed and delivered a First Amendment to Credit Agreement dated July 15, 1996 (the "First Amendment"), a Second Amendment to Credit Agreement dated January 7, 1997 (the "Second Amendment") and an Extension Agreement dated as of July 30, 1998 (the "Extension Agreement") pursuant to which certain amendments were made to the Original Agreement (the Original Agreement as amended by the First Amendment, the Second Amendment and the Extension Agreement is herein referred to as the "Existing Agreement"); and

         WHEREAS, pursuant to an Assignment Agreement dated July 29, 1999 between Bank One and The First National Bank of Chicago ("First Chicago"), Bank One assigned all of its right, title and interest in and to the Existing Agreement and the Revolving Credit Note to First Chicago and First Chicago assumed all of Bank One's rights and obligations as the "Bank" under the existing Credit Agreement and the Revolving Credit Note; and

         WHEREAS, First Chicago and the Borrower desire to amend and restate the Existing Credit Agreement to, among other things, reflect that First Chicago is the "Bank" thereunder and extend the "Termination Date" thereunder to July 31, 2000; and

         NOW, THEREFORE, in consideration of the premises and covenants contained herein and intending to be legally bound hereby, the parties hereto hereby amend and the restate the Existing Agreement in its entirety as follows:

1.          DEFINED TERMS.

         (a) As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

         "ADVANCE(S)" shall mean one or more distributions of borrowed funds made by the Bank to the Borrower including, when the context requires, LIBOR Advances, delivered to and made pursuant to Section 2 hereof and upon compliance therewith and upon the requests of the Borrower under this Agreement.

         "AGREEMENT" shall mean this Amended and Restated Credit Agreement and all exhibits, schedules, documents and instruments attached hereto or executed in connection therewith, as any or all of the foregoing may be amended, modified or supplemented from time to time.

         "ALTERNATE BASE RATE" shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Corporate Base Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "CORPORATE BASE RATE" shall mean the rate of interest per annum publicly announced from time to time by the Bank as its corporate base rate in effect at its principal office in Chicago, Illinois (the Corporate Base Rate not being intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to debtors). "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Corporate Base Rate, or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Corporate Base Rate, or the Federal Funds Effective Rate, respectively.

         "BORROWING DATE" means a date on which a Revolving Credit Loan is made hereunder.

         "BUSINESS DAY" shall mean (i) with respect to any borrowing, payment or rate selection of LIBOR Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "CAPITAL LEASE" shall mean all leases which have been or should be capitalized on the books of the Borrower or any Subsidiary in accordance with GAAP.

         "CASH FLOW COVERAGE RATIO" of the Borrower shall mean, on a consolidated basis, the ratio of (i) earnings before interest, depreciation and amortization ("EBIDA") less internally funded Net Capital Expenditures to (ii) cash payments for debt service and dividends

         "CLOSING" shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

         "CLOSING DATE" shall mean July 30, 1999 or such other date upon which the parties may agree.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean, at any time, and determined in conformity with GAAP, on a consolidated basis, the stockholders' equity of the Borrower and each of its Subsidiaries, less all intangible assets of the Borrower and each of its Subsidiaries including, but not limited to, organization costs, securities issuance costs, unamortized debt discount and expense, goodwill, excess of purchase costs over net assets acquired, patents, trademarks, copyrights, trade secrets, knowhow, licenses, research and development expenses and any amount reflected as treasury stock.

         "DEFAULT" of the Borrower shall mean a default by the Borrower under the terms of Section 16 of this Agreement.

         "DEFINED BENEFIT PLAN" shall mean any single-employer plan as defined in Section 4001(a)(15) of ERISA and any other employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Part 3 of Title I of ERISA sponsored or maintained by a Plan Employer.

         "DISTRIBUTION AGREEMENTS" shall mean, collectively, the Distribution Agreement by and between the Borrower and Roadway Services, Inc. dated as of December 29, 1995, and each and every document or agreement executed in connection therewith or related thereto.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect, and any successor statute.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as such accounting principles are generally accepted by the accounting profession on the date of this Agreement, unless such principles are inconsistent with the express requirements of this Agreement, applied on a consistent basis and applied to both classification of items and amounts, which shall include but not be limited to, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

         "INDEBTEDNESS" shall mean all obligations for the payment of money and liabilities of the Borrower to the Bank, of every kind and nature, due or to become due, direct or contingent, arising under this Agreement and the Loan Documents, including, without limitation, (a) all Loans made hereunder by the Bank to or at the request of the Borrower, including all interest and other charges thereon, (b) all covenants, agreements, liabilities or other obligations of the Borrower hereunder and under the Loan Documents, and (c) all costs, expenses, liabilities and obligations, including reasonable attorneys' fees and expenses, incurred by the Bank in enforcing any or all of the rights of the Bank against the Borrower under this Agreement and the Loan Documents, in collecting any or all of the Indebtedness, or in taking any other action permitted under this Agreement and the Loan Documents with respect to the Borrower.

         "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of the date hereof between Morgan and the Bank.

         "LAW" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

         "LIABILITY CLAIMS SETTLEMENT PROGRAM" shall mean a program undertaken by the Borrower to promptly adjust and settle worker's compensation claims and personal injury and property damage claims of third parties, which are outstanding as of January 1, 1996.

         "LIBOR INTEREST PERIOD" means with respect to any LIBOR Advance, the period commencing on the date the Loans are made, and ending, as the Borrower may select, pursuant to Section 2 hereof, one month, two months or three months thereafter; PROVIDED that the foregoing provisions are subject to the following:

(a)                        No interest period may extend beyond the Termination
                  Date; and

(b)                        If an interest period would end on a day that is not
                  a Business Day, such interest period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such interest period shall end on the immediately preceding Business Day.

         "LIBOR INTEREST RATE" means with respect to a LIBOR Loan for the relevant LIBOR Interest Period, the rate at which the Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of the Bank's portion of the relevant LIBOR Loan and having a maturity approximately equal to such LIBOR Interest Period.

         "LIBOR LINE RATE" means with respect to a LIBOR Loan for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) .25% per annum. The LIBOR Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "LIBOR PORTION" means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate, which Advance shall be for not less than Five Hundred Thousand Dollars ($500,000.00) for the LIBOR Interest Period selected by the Borrower.

         "LIBOR LOAN" means any Revolving Credit Loan that bears interest at a LIBOR Interest Rate.

         "LOAN DOCUMENTS" mean this Agreement, the Revolving Credit Note and any other documents or agreements at any time executed in connection therewith.

         "LOAN OR LOANS" shall mean, as the context may require, any one or more of the Revolving Credit Loans.

         "MANAGEMENT'S STOCK INCENTIVE PLAN" shall mean the Roadway Express Inc. Management Incentive Stock Plan, effective January 1, 1996, as amended or otherwise modified from time to time in such respects as are not adverse to the Bank in its sole discretion.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, the Revolving Credit Note or any other document or agreement executed in connection herewith or relating hereto or the rights or remedies of the Bank hereunder or thereunder.

         "MONEY MARKET INTEREST PERIOD" means with respect to any Money Market Advance, the period commencing on the date the Loans are made, and ending, as the Borrower may select, pursuant to Section 2 hereof on a date no later than twenty-nine (29) days thereafter or otherwise as determined by the Bank; PROVIDED that the foregoing provisions are subject to the following:

                                    (a) No interest period may extend beyond the
                           Termination Date; and

                                    (b) If an interest period would end on a day
                           that is not a Business Day, such interest period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such interest period shall end on the immediately preceding Business Day.

         "MONEY MARKET INTEREST RATE" shall be such rate as determined by the Bank from time to time in its sole discretion.

         "MONEY MARKET LOAN" means any Revolving Credit Loan that bears interest at a Money Market Interest Rate.

         "MONEY MARKET PORTION" means any of the Loans when and to the extent that the interest rate therefor is determined by reference to the Money Market Interest Rate, which Advance shall be for not less than Five Hundred Thousand Dollars ($500,000.00) for the Money Market Interest Period selected by the Borrower.

         "MORGAN" shall mean Morgan Guaranty Trust Company of New York, and its successors and assigns.

         "MORGAN CREDIT AGREEMENT" shall mean the Credit Agreement dated as of July 15, 1996, between the Borrower and Morgan, and all exhibits, schedules, documents and instruments attached thereto or executed in connection therewith as any or all of the foregoing may be amended, modified or supplemented from time to time, and any replacements or substitutions therefor.

         "MULTIEMPLOYER PLAN" shall mean any multiemployer plan as defined in
Section 4001(a) (3) of ERISA.

         "NET CAPITAL EXPENDITUREs" shall mean for any year or portion thereof and as determined on a consolidated basis, (i) all expenditures during such year or portion thereof for any fixed assets or improvements, or for replacement or substitutions therefor or additions thereto, that have a useful life of more than one (1) year plus (ii) the purchase price of assets acquired in connection with any Capital Lease entered into during such year or portion thereof, less
(iii) cash from sales of carrier operating property.

         "OFFICE" when used in connection with the Bank shall mean its designated office located at One First National Plaza, Chicago, Illinois 60670 or such other office or offices as the Bank may designate from time to time.

         "OFFICIAL BODY" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "OPTION" shall mean one of the interest rate options described in
Section 2.2 hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any successor to the PBGC.

         "PERSON" shall mean a person as defined under Section 3(9) of ERISA.

         "PLAN EMPLOYER" shall mean the Borrower and any and all corporations, trades and/or businesses, the employees of which together with employees of the Borrower are required by a relevant provision of Section 414 of the Code or
Section 4001(b) of ERISA to be treated as if they were employed by a single employer. Each corporation or unincorporated trade or business that is or was at any time a member of the Plan Employer shall be a Plan Employer, but only during the period it is or was such a member.

         "PLAN OR PLANS" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA pursuant to
Section 4021 of ERISA or to Part 3 of Title I of ERISA and is or was established, sponsored, maintained or contributed to at any time or from time to time by or for a Plan Employer for its employees, including a single-employer plan as defined in Section 4001(a)(15) of ERISA and a multiemployer plan defined in Section 4001(a)(3) of ERISA.

         "PROHIBITED TRANSACTION" shall mean a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Sections 407 or 408 of ERISA.

         "RATE SEGMENT" of the Money Market Portion or LIBOR Portion at any time shall be the entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular portion at any time equals the principal amount of such Portion at such time.)

         "RELATED DOCUMENTS" shall have the meaning set forth in Section 15(a) hereof.

         "RESERVE REQUIREMENT" means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the Board of Governors of the Federal Reserve System on Eurocurrency liabilities.

         "RESPONSIBLE OFFICER" of the Borrower shall mean the president and the chief financial officer of the Borrower.

         "REPORTABLE EVENT" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except for any such event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations.

         "REVOLVING CREDIT COMMITMENT" shall mean, at any time, the Bank's revolving credit commitment hereunder as set forth in Section 2.1(a) hereof.

         "REVOLVING CREDIT LOAN" or "LOANS" shall mean the Revolving Credit Loan or Loans made by the Bank to Borrower from time to time pursuant to Section 2.1 hereof.

         "REVOLVING CREDIT NOTE" shall have the meaning ascribed to that term in
Section 2.l.l(a).

         "SUBSIDIARY" shall mean any corporation a majority of the voting stock of which at the time outstanding is owned by Borrower directly or indirectly through Subsidiaries.

         "TERMINATION DATE" shall be July 31, 2000, unless such date is extended by the Bank in its sole discretion at the request of the Borrower.

         "TERMINATION EVENT" shall mean (i) a Reportable Event, (ii) a distress termination of a Defined Benefit Plan, or the treatment of a Defined Benefit Plan amendment as a distress termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Defined Benefit Plan as a distress termination under Section 4041 of ERISA, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA.

         "WELFARE BENEFIT PLAN" means a plan providing health, welfare or other benefits as defined in Section 3(1) of ERISA sponsored by a Plan Employer.

     (b) Each accounting term not specifically defined in this Agreement shall have the meaning given to it under GAAP. All terms not otherwise defined herein which are defined in Article 9 of the Uniform Commercial Code (the "UCC") shall have the meanings herein as therein defined.

     (c) The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise.

2.          LOANS.
            -----

         2.1      REVOLVING CREDIT LOANS.
                  ----------------------

         (a) Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Borrower herein set forth, the Bank agrees (such agreement being called the "REVOLVING CREDIT COMMITMENT") to, and shall be obligated to, make loans to Borrower on any Business Day, at any time or from time to time prior to the Termination Date, in an aggregate principal amount not exceeding at any one time outstanding Twenty-Five Million Dollars ($25,000,000.00).


         2.1.1    TERMS, NOTE, BORROWINGS, REPAYMENTS AND FEE.
                  -------------------------------------------

         (a) REVOLVING CREDIT NOTE. On the Closing Date, Borrower shall execute a promissory note (the "REVOLVING CREDIT NOTE") substantially in the form of EXHIBIT A to this Agreement. Although the Revolving Credit Note shall be in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00), the Revolving Credit Note shall be enforceable only to the extent of (i) the outstanding actual amount of the Revolving Credit Loans and (ii) the accrued unpaid interest on such Revolving Credit Loans from the time such Revolving Credit Loans are made.

         (b) MAKING OF REVOLVING CREDIT LOANS. Borrower shall provide to the Bank, at its Office, irrevocable notice not later than 11:00 a.m. (Chicago time) on the Borrowing Date of any Money Market Loan and three Business Days before the Borrowing Date for each LIBOR Loan specifying (i) the date (which shall be a Business Day) on which the Revolving Credit Loan is to be made; (ii) the principal amount of the Revolving Credit Loan which shall be the sum of the principal amounts selected pursuant to Subsection (c) of this Section 2.1.1; and
(iii) the interest rate Option or Options selected in accordance with the provision of Section 2.2 and the principal amount of Portions selected in accordance with Section 2.2 hereof and, in the case of a Money Market Portion or LIBOR Portion, the Money Market Interest Period, or LIBOR Interest Period as the case may be.

         Each notice of Borrowing shall be irrevocable, given by a Responsible Officer, Art Zullo, Mary Kavanshansky or Greg Greenfelder and shall be sent to the Bank by telephone (which shall be effective when telephoned) and may be confirmed by Borrower, at the Bank's request, by first class mail, by hand delivery, or first class express mail (which shall be effective when received), in all cases with charges prepaid. On the Borrowing Date, the Bank shall make the proceeds of the Revolving Credit Loan available at its office, no later than 3:00 p.m., Chicago time, in immediately available funds, and upon fulfillment of all applicable conditions set forth herein, Bank shall pay or deliver the proceeds of the borrowing to or upon the order of Borrower.

         (c) REVOLVING NATURE OF LOANS. Until the Termination Date, and subject to the limitations herein set forth, Borrower may borrow and reborrow and repay funds under the Revolving Credit Note; PROVIDED, HOWEVER, that at no time shall the aggregate unpaid principal balance outstanding under the Revolving Credit Note exceed Twenty-Five Million Dollars ($25,000,000.00). Each borrowing shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00) and each repayment shall be made to the Bank.

         (d) USE OF PROCEEDS. The proceeds of the Revolving Credit Loans shall be used by Borrower (i) for working capital and general corporate purposes, (ii) to fund the Management's Stock Incentive Plan, and (iii) to fund the Liability Claims Settlement Program.

         (e) FACILITY FEE. Borrower agrees to pay the Bank on a monthly basis, in arrears, a facility fee in the aggregate amount of Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33), commencing on the date hereof and on the first day of each calendar month thereafter during the term of this Agreement. Any change in the Revolving Credit Commitment shall automatically change the amount of the monthly facility fee payable by Borrower hereunder.

         2.2 INTEREST RATE OPTIONS. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. The Borrower understands and agrees that subject to the provisions hereof, the Borrower may select any number of Options to apply simultaneously to different parts of the unpaid principal amount of the Loans made to the Borrower and may select any number of Rate Segments to apply simultaneously to different parts of the Money Market Portion or the LIBOR Portion.

         (a)      AVAILABLE INTEREST RATE OPTIONS
                  -------------------------------

     (i)                   LIBOR OPTION: With respect to the Revolving Credit
                  Loan for each Rate Segment of the LIBOR Portion, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the LIBOR Line Rate.

     (ii)                  MONEY MARKET OPTION: With respect to the Revolving
                  Credit Loans for each Rate Segment of the Money Market Portion, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Money Market Interest Rate for such Rate Segment for such day.

         2.2.1 RATE PERIODS. At any time when the Borrower selects, converts to or renews the LIBOR Option or the Money Market Option, then Borrower shall fix a period (the "RATE PERIOD") (which, in the case of the LIBOR Option, shall be a one, two or three month period, and in the case of Money Market Options, shall be twenty-nine (29) days or less), which shall be acceptable to the Bank in the Bank's sole discretion, during which the LIBOR Option or the

Money Market Option shall apply to the corresponding Rate Segment. In no event, however, shall the Borrower select a Rate Period that extends beyond the maturity date of the Loan with respect to which the interest rate Option is being selected. The Bank's right to payment of principal and interest under the Loans and the Revolving Credit Note shall in no way be affected by the fact that one or more Rate Periods may be in effect.

         2.2.2 AMOUNTS. Every selection of, conversion to or renewal of the LIBOR Option or the Money Market Option shall be in a principal amount of Five Hundred Thousand Dollars ($500,000.00) or an integral multiple thereof, which amount shall be selected by the Borrower and acceptable to the Bank in the Bank's sole discretion.

         2.2.3 INTEREST AFTER DEFAULT. After the occurrence of a Default, the Money Market Portion and the LIBOR Portion shall bear interest for each day until paid (before and after judgment) until the end of the applicable then-current Rate Period at a rate per annum equal to three hundred (300) basis points above the then current rate of the Money Market Option or LIBOR Option, as the case may be, on Revolving Credit Loans.

         2.2.4 SELECTION, CONVERSION OR RENEWAL OF RATE OPTIONS. Subject to the other provisions of Section 2.1.1., the Borrower may select any interest rate Option to apply to the Loans. Subject to the other provisions of this
Section 2, the Borrower may convert any part of the unpaid principal amount of the Loans from any interest rate Option to any other interest rate Option and may renew the Money Market Option or LIBOR Option as to any Rate Segment at the expiration of any Rate Period with respect to conversion from or renewals of the Money Market Option or LIBOR Option, as the case may be, as to the Rate Segment corresponding to such expiring Rate Period. Whenever the Borrower desires to convert or renew the Money Market Option or LIBOR Option, the Borrower shall give the Bank notice thereof (which shall be irrevocable) not later than 11:00 a.m. (Chicago time) on the effective conversion or renewal date for each Money Market Loan and three Business Days before the effective conversion or renewal date for each LIBOR Loan, specifying the effective date, amount and type of the proposed new rate Option, and applicable interest period. If such notice has been duly given, on and after the effective date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Loan or Loans in question taking into account such conversion or renewal. Each notice shall be irrevocable, given by a Responsible Officer, Art Zullo, Mary Kavanshansky or Greg Greenfelder and shall be sent to the Bank by telephone (which shall be effective when telephoned) and may be confirmed by Borrower, at the Bank's request, by first class mail, by hand delivery, or first class express mail (which shall be effective when received), in all cases with charges prepaid.

         2.2.5 RENEWAL. If any Rate Period expires, any part of the Rate
Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.2.4 hereof automatically shall be converted to a Money Market Advance.

         2.2.6 ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

         (a) COMPENSATION FOR TAXES, RESERVES AND EXPENSES ON OUTSTANDING LOANS. If any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law):

                                                     (i) subjects the Bank to
                                    any tax or changes the basis of taxation with respect to this Agreement, the Revolving Credit Note, the Loans or payments by the Borrower of principal, interest, facility fees or other amounts due from the Borrower hereunder or under the Revolving Credit Note (except for taxes on the overall net income of the Bank, imposed by the jurisdiction in which the principal office of the of the Bank is located);

                                                     (ii) imposes, modifies or
                                    deems applicable any reserve, special
                                    deposit or similar requirement against
                                    credits or commitments to extend credit by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, the Bank; or

                                                     (iii) imposes, modifies or
                                    deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, the Bank, or (B) otherwise applicable to the obligations of the Bank; or

                                                    (iv) imposes upon the Bank
                                    any other condition or expense with respect to this Agreement, the Revolving Credit Note or its making, maintenance or funding of any part of the Loans or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank with respect to this Agreement, the Revolving Credit Note or the making, maintenance or funding of any part of the Loans by an amount which the Bank deems to be material, the Bank shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by the Bank (which determination shall be conclusive) to be necessary to compensate the Bank for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given.

         (b) INDEMNITY. The Borrower shall indemnify the Bank against any loss or expense (including loss of margin) which the Bank has sustained or incurred as a consequence of any payment, prepayment or conversion of any part of any Rate Segment of the Money Market Portion or LIBOR Portion on a day other than the last day of the corresponding Rate Period or

(whether or not any such payment is made before or after Default or pursuant to demand or acceleration by the Bank of the Loans following occurrence of a Default, and whether or not any such payment, prepayment or conversion is consented to by the Bank, unless the Bank shall have expressly waved such indemnity in writing).

         If the Bank sustains any such loss or expense, the Bank shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination shall be conclusive) to be necessary to indemnify the Bank for such loss or expense. Together with such notice, the Bank shall furnish the Borrower a certificate as to the amount due setting forth in reasonable detail the reason for and the method of calculating such loss or expense, such certificate to be conclusive absent manifest error. Such amount shall be due and payable by the Borrower, on demand.

         2.2.7 LOAN ACCOUNTS. Disbursements made, interest due, interest paid, repayments on the Loans and all other charges billed to or paid by the Borrower shall be recorded in one or more accounts on the Bank's books designated the Revolving Credit Loan Account, which account may be by computer listing or other electronic means and not necessarily by written document (the "LOAN ACCOUNT"). From time to time, upon the Borrower's request, the Bank shall furnish that Borrower with a copy of that Borrower's Loan Account. The Borrower agrees that the Loan Account shall be sufficient evidence of the Borrower's obligations to the Bank incurred hereunder and that none other is necessary. All billing statements and statements of account rendered by the Bank to the Borrower shall be derived from the Borrower's Loan Accounts and shall be presumed to be correct and accurate and, absent manifest error, shall constitute an account so stated binding on the Borrower unless, within sixty (60) days of the receipt of a statement to which the Borrower objects, the Borrower shall deliver to the Bank its written objection, specifying the errors alleged to be contained in said statement.

         2.2.8 NOTICES. Any written notices by the Borrower shall not be deemed records of the Bank within the meaning of Section 2.2.7 hereof whether or not received by the Bank. The Bank may conclusively rely without inquiry on any notice (including telephone notice) purporting to be from a Responsible Officer, Art Zullo, Mary Kavanshansky or Greg Greenfelder of the Borrower.

         2.2.9 MONEY MARKET RATE, LIBOR RATE UNASCERTAINABLE; IMPRACTICABILITY.
If:

                  (a) On any date on which a Money Market Interest Rate or LIBOR Line Rate would otherwise be set, the Bank shall have in good faith determined (which determination shall be conclusive) that:

                                    (i) adequate and reasonable means do not exist for ascertaining such Money Market Interest Rate or LIBOR Line Rate,

                                    (ii) a contingency has occurred which
                                    materially and adversely affects the
                                    interbank eurodollar market, or

                                    (iii) the effective cost to the Bank of
                                    funding a proposed Money Market Interest
                                    Rate or LIBOR Line Rate Segment of Loans shall exceed the Money Market Interest Rate or LIBOR Line Rate applicable to such Segment, or

                  (b) At any time the Bank shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of a particular Money Market Interest Rate Loan or LIBOR Line Rate Loan has been made impracticable or unlawful by compliance by the Bank in good faith with any Law, regulation, order, guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, the Bank shall notify the Borrower of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Bank to allow the Borrower to select the Money Market Option or LIBOR Option for any Rate Segment of any Loans, in any amount in case of a determination under Clause
(a) above, or in excess (in case of a determination under Clause (b) above) of the amount of such Loans (if any) which is not determined to be impracticable or unlawful, shall be suspended until the Bank shall have notified the Borrower of its determination in good faith (which determination shall be conclusive,) that the circumstances giving rise to such previous determination no longer exist.

         If the Bank notifies the Borrower of a determination under subsection
(b) of this Section 2.2.9, then the Money Market Interest Rate Loan or Loans or LIBOR Line Rate Loan or Loans, if any, in excess of the amount (if any) not determined to be impracticable or unlawful shall be due and payable on the date specified in such notice. Absent contrary notice from the Borrower to the Bank by 11:00 a.m., Chicago time, on such date, the Borrower shall be deemed to have given the Bank proper notice to the effect that the Borrower requests that the Bank make Loans at such time at the Alternate Base Rate in principal amounts equal to the principal amounts becoming due and payable pursuant to the preceding sentence.

         If at any time the Bank makes a determination under subsection (a) or
(b) of this Section 2.2.9, the Borrower has previously notified the Bank that it wishes to select the Money Market Interest Rate Option or LIBOR Line Rate Option for a Segment of new Loans, including Loans being converted or renewed at the Money Market Rate Option or LIBOR Rate Option, but such Loans have not yet been made, such notification shall be deemed to request the making of a Segment of the Loans at the Alternate Base Rate instead of the Money Market Rate Option or the LIBOR Rate Option, unless the Borrower promptly elects to cancel the notice to make a Segment of new Loans by giving notice of cancellation to the Bank.

         2.3 PAYMENTS.

(a) PRINCIPAL PAYMENT DATES. Principal of the Revolving Credit Loans shall be due and payable on the Termination Date. Notwithstanding the foregoing, after the occurrence of a Default, the principal amount of the Loans shall be payable immediately upon demand made by the Bank at any time under
     Section 17 (a) or automatically under Section 17 (b) as the case may be. The Bank may debit the Borrower's operating accounts at the Bank for amounts of interest and other fees due hereunder and, in such case, shall send Borrower a copy of the applicable debit memorandum.

(b) INTEREST PAYMENT DATES. Interest on each Rate Segment of the Money Market Interest Rate Portion shall be due monthly on the dates set forth on
     Schedule 2.3 (b) and interest on each Rate Segment of each LIBOR Line Rate Portion shall be due and payable on the last day of the corresponding Rate Period. After maturity of any part of the Loans (by acceleration or otherwise), interest, including all default interest, on such part of the Loans shall be due and payable on demand.

(c) PLACE, TIME AND AMOUNTS. All payments to be made in respect of principal, interest, facility fees, or other charges or amounts due from the Borrower hereunder shall be payable at the Bank's Office at 11:00, Chicago time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to the Bank in United States dollars in immediately available funds, without setoff, counterclaim or other deduction of any nature.

3.       INTENTIONALLY LEFT BLANK.

4.       INTENTIONALLY LEFT BLANK.

5.       INTENTIONALLY LEFT BLANK.

6.       INTENTIONALLY LEFT BLANK.

7.       INTENTIONALLY LEFT BLANK.

8.       INTENTIONALLY LEFT BLANK.

9.       INTENTIONALLY LEFT BLANK.

10.      LIMITATION OF LIABILITY OF THE BANK; INDEMNIFICATION BY BORROWER.

         (a) INTENTIONALLY LEFT BLANK.

         (b) INDEMNIFICATION GENERALLY. The Borrower shall indemnify the Bank against any loss or expense (including loss of margin and reasonable attorneys' fees) which the Bank has sustained or incurred as a consequence of this Agreement or any Loan Document or the transactions contemplated thereby, or any Default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement, the Revolving Credit Note or any Loan Document, including, without limitation, any failure of the Borrower to pay when due (by demand, acceleration or otherwise) any principal, interest or any other amount due hereunder or under the Revolving Credit Note or any Loan Document.

         If the Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (the calculation of which shall be conclusive absent manifest error) to be necessary to indemnify the Bank for such loss or expense. Such amount shall be due and payable by the Borrower to the Bank thirty (30) Business Days after such notice is given. Such notice shall be given to the Borrower within a reasonable time following the Bank's determination of the amount owed.

11.      AFFIRMATIVE COVENANTS.

         (a) BOOKS AND RECORDS. The Borrower will maintain proper books and records and accounts in accordance with sound accounting practice in which full, true and correct entries shall be made of all its property and assets and its dealings with business affairs.

         (b) REPORTING REQUIREMENTS.

(1) FINANCIAL REPORTS. The Borrower will deliver to the Bank: (i) no later than one hundred twenty (120) calendar days after the close of each fiscal year, the annual audited consolidated balance sheet and statements of profit and loss of Borrower and its consolidated Subsidiaries for the year ending on the preceding December 31, together with a statement of cash flow, all such consolidated financial statements to be certified without material qualification by Ernst & Young, LLP, or another independent certified public accountant acceptable to the Bank; (ii) within sixty (60) calendar days after the end of each fiscal quarter, the consolidated balance sheet and statements of profit and loss, comparative earnings for the period commencing at the end of the previous fiscal year and ending with the current fiscal quarter of Borrower and its consolidated Subsidiaries certified, subject to ordinary and usual year-end adjustments, by a Responsible Officer of Borrower; and (iii) upon request of the Bank, a detailed schedules of accounts receivable and accounts payable aging analysis of Borrower. All statements shall be prepared in accordance with GAAP. Further, the Borrower shall at any time and from time to time submit to the Bank such other or additional information relating to its affairs as the Bank shall reasonably request.

(2) COMPLIANCE CERTIFICATE. Within 120 days after the end of each fiscal year of Borrower and within forty-five (45) days after the end of each fiscal quarter, the Borrower shall also deliver to the Bank a certificate dated as of the end of such fiscal year or fiscal quarter, as the case may be, signed on behalf of the Borrower by a Responsible Officer stating that as of the date thereof, no Default has occurred and is continuing or exists, or if a Default has occurred and is continuing or exists, specifying in detail the nature and period thereof and any action taken or contemplated to be taken by the Borrower.

(3) ERISA NOTIFICATIONS. The Borrower shall furnish to the Bank notice (A) of a Plan Employer's adoption of any new Defined Benefit Plan; (B) of a Plan Employer's (i) termination of any Defined Benefit Plan for purposes of Title IV of ERISA or (ii) withdrawal from or termination of any Defined Benefit Plan as provided under Section 4063 or 4064 of ERISA, which in either case would have Material Adverse Effect on the Borrower; (C) of a Plan Employer's intention to withdraw from or cease making contributions to any Plan that is a Multiemployer Plan, the result of which would have a Material Adverse Effect on the Borrower; (D) of Plan Employer's intention to seek a waiver of the minimum funding rules under Section 412 of the Code or Part 3 of Title I of ERISA; and (E) of a Plan Employer's adoption of a Plan amendment which results in the imposition of a lien on the Borrower under Section 401 (a) (29) of the Code. Promptly after the occurrence or filing or any of the events or documents described below, as the case may be, the Borrower shall (i) furnish to the Bank (A) notice of a Plan Employer's failure to make a required payment under Section 412 of the Code on or before the due date for such payment, if applicable, (B) copies of IRS Form 5310 relating to a Defined Benefit Plan termination or transfer of Defined Benefit Plan assets or liabilities, which could reasonably be expected to have a Material Adverse Effect on the Borrower, (C) any 30-day notice to the PBGC of a Reportable Event, which could reasonably be expected to have a Material Adverse Effect on the Borrower, (D) upon the Bank's request, any IRS Form 5500, including all Schedules, for any Plan which, on the date on which such IRS Form 5500 is filed, has unfunded vested liabilities in excess of 15% of Plan assets, (E) any writing from the PBGC to the effect that it may or will take action to terminate any Plan under Title IV of ERISA or from any Multiemployer Plan that it may and will take action to assert withdrawal liability against the Plan Employer,
     (F) any notice filed with the PBGC pursuant to Section 4041 of ERISA which could reasonably be expected to have a Material Adverse Effect on the Borrower and (G) any notice from the Secretary of the Treasury to the effect that a Plan has lost its qualified status under Section 401 of the Code or has been terminated within the meaning of Section 411(d)(3) of the Code or the related trust of such Plan lost its tax exempt status under
     Section 501 of the Code if such action is likely to cause the Plan Employer to incur liability in an amount in excess of 10% of Consolidated Tangible Net Worth and (ii) furnish to the Bank within thirty (30) days of the filing or receipt of each such document other than IRS Form 5500, a certificate of a Responsible Officer of the Borrower certifying as to what further action has been taken by the Plan Employer in connection therewith and whether the matter referred to in such document is likely to cause the Plan Employer to incur liability to the PBGC or Multiemployer Plan in an amount in excess of 10% of Consolidated Tangible Net Worth.

(4) NOTICE OF PROCEEDINGS. Promptly upon becoming aware thereof, the Borrower shall furnish written notice to the Bank of the commencement, existence or material threat of any suit or proceedings by or before any Official Body against or affecting the Borrower which has, or could reasonably be expected to have, a Material Adverse Effect including, without limitation, any such suit or proceeding arising under any federal, state or local law regulating (i) the discharge of materials into or the protection of the environment, (ii) the management, handling or disposal of hazardous waste or toxic substances or (iii) the public health.

         (c) PAYMENT OF TAXES; GOVERNMENTAL CHARGES. The Borrower will pay or cause to be paid all taxes, assessments and other governmental charges to which the Borrower or its property is or shall be subject before such charges become delinquent; PROVIDED, HOWEVER, no such tax, assessment or charge need be paid for so long as its validity or amount shall be contested in good faith by appropriate proceedings duly prosecuted and the Borrower shall have set up on its books such reserves with respect thereto as shall be dictated by sound accounting practices.

         In the event the Borrower fails to pay or cause to be paid all taxes, assessments and charges as hereinabove provided, the Bank is hereby authorized at its election upon five (5) Business Days' prior notice to the Borrower to pay all or any part thereof and the Borrower agrees to repay all sums so paid on demand with interest at the rate provided for in this Agreement.

         (d) COMPLIANCE WITH LAWS. The Borrower shall comply with all applicable Laws (including, but not limited to, ERISA, the Code and any applicable tax law, product safety law, occupational safety or health law, environmental protection or pollution control law, hazardous waste or toxic substance management, handling or disposal law) in all material respects (including, but not limited to, compliance in respect of products that it manufactures, processes or sells or services it performs, conduct of its business or use, maintenance or operation of real and personal properties owned or possessed by it); PROVIDED that Borrower shall not be deemed to be in violation of this Subsection 11(d) as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, do not, and could not reasonably be expected to, have a Material Adverse Effect.

         (e) INSURANCE. The Borrower will maintain at all times adequate insurance to the reasonable satisfaction of the Bank with insurers acceptable to the Bank against such risks of loss as are customarily insured against and in amounts customarily carried by persons owning, leasing or operating similar properties, including fire, theft and extended coverage insurance in an amount at least equal to the total full insurable value of the Borrower's properties and assets, provided that the amount of such insurance shall at all times be sufficient to prevent the Borrower from becoming a co-insurer under the terms of any insurance policy. The Borrower will also keep itself adequately insured at all times against liability on account of injury to persons or property and comply with the insurance provisions of all applicable workers' compensation laws and will effect all such insurance under valid and enforceable policies issued by insurers of recognized responsibility. Prior to the making of any Loans and thereafter within ninety
(90) days after the close of each fiscal year, the Borrower will deliver to the Bank a schedule indicating all insurance then in force.

         In the event the Borrower fails to secure and keep in force and effect insurance as hereinabove provided, the Bank is authorized at its election upon five (5) Business Day's prior notice to the Borrower to pay the cost of insurance and the Borrower agrees to repay all sums so paid on demand with interest at the rate provided for in this Agreement. The Bank is irrevocably appointed attorney-in-fact of the Borrower to endorse any draft or check which may be payable to the Borrower in order to collect the proceeds of such insurance.

         (f) MAINTENANCE OF PROPERTIES. The Borrower will maintain, or cause to be maintained, its properties and assets used or useful in its business in good condition, repair and working order (normal wear and tear excepted).

         In the event the Borrower fails to maintain its property and assets in good condition, repair and working order (normal wear and tear excepted), or fails to preserve and protect the Bank's security interests as hereinabove provided, the Bank is authorized at its election upon five (5) Business Day's prior notice to the Borrower to pay the cost of maintaining that Borrower's property and assets or the costs of discharging any lien thereon and that Borrower agrees to repay all sums so paid on demand with interest at the rate provided for in this Agreement. Until repayment, all such sums shall be secured by the security interests provided for herein and in the Loan Documents.

         (g) PRESERVATION OF CORPORATE EXISTENCE. The Borrower will preserve its corporate existence and be qualified to do business in all jurisdictions where its ownership or use of property or the nature of its business requires such qualification.

         (h) CONDUCT OF BUSINESS. The Borrower will conduct its business, or cause its business to be conducted in a manner not materially inconsistent with the prior conduct of its business or otherwise consistent with good business practices customary in the trucking industry.

         (i) NOTICE OF POTENTIAL DEFAULT; MATERIAL ADVERSE CHANGE. The Borrower will promptly notify the Bank of (i) the happening of any event which constitutes a Default by the Borrower or which with the passage of time or the giving of notice or both would become a Default by the Borrower; or (ii) any other materially adverse change in the Borrower's business, operation or financial condition.

         (j) BILLING OFFICES. Borrower shall maintain its chief executive offices at 1077 Gorge Boulevard, Akron, Ohio 44310 and its remaining offices from which accounts are billed to customers as listed on SCHEDULE 8(b), subject to the right of the Borrower to change any such office, provided that Borrower provide Bank with written notice at least fifteen (15) Business Days prior thereto.

         (k) REGULATIONS U AND X. Borrower shall not use the proceeds of any Loans hereunder directly or indirectly to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any such margin stock in contravention of Regulations U and X nor will it acquire any such margin stock without first notifying the Bank and completing, executing and delivering such Form U-1s or other forms then required by the Board of Governors of the Federal Reserve System, to the Bank's satisfaction.

         (l) ERISA COVENANTS. The Borrower and any Plan Employer shall (i) (A) satisfy the minimum funding standards of Section 412 of the Code and Part 3 of Title I of ERISA with respect to any Defined Benefit Plan and (B) comply in all material respects with the provisions of ERISA and the Code which are applicable to any Defined Benefit Plan and (ii) not (A) terminate any Plan that is a Defined Benefit Plan which would result in any liability to any Plan Employer or to the PBGC under Title IV of ERISA in an amount greater than 5% of Consolidated Tangible Net Worth or greater than 10% of Consolidated Tangible Net Worth with respect to any group of such Plans terminated in any calendar year, (B) engage in any Prohibited Transaction which has, or could reasonably be expected to have, a Material Adverse Effect, (C) withdraw (complete or partial) from any Plan that is a Multiemployer Plan which would result in the incurring of withdrawal liability in an amount greater than 10% of Consolidated Tangible Net Worth, (D) lose the qualified status of any Plan under Section 401 of the Code or the exempt status of any related trust under Section 501 of the Code or permit the related trust to incur a liability for any material tax under Sections 513 and 514 of the Code, (E) cause any transaction described in Sections 4069 or 4212 (c) of ERISA to take place, (F) fail to comply with the health care continuation provisions of Sections 601-608 of ERISA if such failure would cause the Borrower to incur excise taxes in excess of 10% of Consolidated Tangible Net Worth, and (G) contract away the right to amend, modify or terminate any Welfare Benefit Plan.

12.      NEGATIVE COVENANTS.

         So long as the Borrower may borrow hereunder and until payment in full of the Borrower's Indebtedness, Borrower covenants as follows:

         (a) SALES OF RECEIVABLES; SALE/LEASEBACKS. The Borrower will not sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof, except that the foregoing restriction shall not apply to a sale and leaseback transaction involving the refurbishment of trailers.

         (b) INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any indebtedness for loans or deferred purchase price of property, except (i) accounts payable incurred in the ordinary and usual course of its business, (ii) existing indebtedness set forth on SCHEDULE 12(b) (including indebtedness owing under the Morgan Credit Agreement) and refinancings of any such indebtedness not involving an increase in the principal amounts thereof, or
(iii) indebtedness for incidental business expenses relating to rolling stock; PROVIDED, HOWEVER, that in the event the Borrower determines that it is in its best interest to seek additional loans from another lender prior to the full repayment of all Indebtedness to the Bank hereunder, the Borrower shall request the Bank's consent prior to incurring any such additional indebtedness in writing, and the Bank may condition its consent to such additional indebtedness in its sole discretion, upon the fulfillment of each of the following conditions:

(1) The Bank, any new lender or lenders and any existing lender or lenders have entered into an intercreditor agreement or participation agreement satisfactory to the Bank in its sole discretion; and

(2)               Such other conditions as the Bank may reasonably request.

         (c) MERGER; SALE OF ASSETS. The Borrower will not enter into any merger or consolidation or sell, transfer or lease any of its properties or assets except that (i) the Borrower may enter into a liquidation, merger or consolidation with any of the consolidated Subsidiaries; PROVIDED, HOWEVER, that in each case no event shall occur or be continuing which constitutes a Default and (ii) the Borrower may sell properties and assets so long as all sales are made in the ordinary course of business. The tax-free exchange of a terminal owned by the Borrower for the Services Development Corporation ("SDC") terminal located in Charlotte, North Carolina, as contemplated by the Like-Kind Exchange Agreement referred to in the Distribution Agreement, shall for purposes of the preceding sentence be deemed made in the ordinary course of business.

         (d) LIENS. Subject to the Intercreditor Agreement, the Borrower will not create, incur, assume or suffer to exist any lien, charge or other encumbrance on or security interest in ("LIENS") any of its properties or assets in which the Bank now or hereafter may have a security interest, whether such properties or assets are now owned or existing or hereafter acquired or arising, except (i) liens for taxes, assessments or other governmental charges or levies which at the particular time are not due, or remain payable without penalty or interest or are being contested in good faith by appropriate proceedings diligently conducted, provided adequate reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor; (ii) mechanic's, carrier's, worker's, employee's, repairmen's, warehousemen's, vendor's or other similar liens arising in the ordinary course of business in respect of obligations not yet due, or which are being contested in good faith by the appropriate proceedings diligently conducted which operate to stay any foreclosure, distraint or execution on the property or deposits or pledges to obtain the release of any such lien; (iii) deposits, liens or pledges to secure workers compensation, unemployment insurance, old age benefits, social security or other statutory obligations, or in connection with, or to secure the performance of, bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or other pledges or deposits for purposes of like nature in the ordinary course of business; (iv) liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and execution is stayed; (v) Liens permitted by Section 12(b) of this Agreement; (vi) Liens securing indebtedness created and permitted under the Master Lease Intended as Security dated as of March 15, 1996, between the Borrower and ABN Amro, in an amount not in excess of $25,000,000.00 in the aggregate; and (vii) Liens securing indebtedness created and permitted under substantially similar lease agreements with similar terms to the lease agreement described in clause (vi) above in an amount not to exceed $75,000,000.00 in the aggregate from the date hereof through the Termination Date; PROVIDED, THAT, the Borrower will not create, incur, assume, or suffer to exist such Liens securing indebtedness in excess of $25,000,000.00 during any fiscal year of the Borrower.

13.      FINANCIAL COVENANTS OF BORROWERS.

         (a) CASH FLOW COVERAGE RATIO. Borrower shall maintain a Cash Flow Coverage Ratio at all times during the term of this Agreement of no less than
1.75 to 1.00. This covenant will be measured on a quarterly basis based upon a rolling four (4) fiscal quarter calculation commencing March 23, 1996.

         (b) CONSOLIDATED TANGIBLE NET WORTH. Borrower shall maintain a Consolidated Tangible Net Worth of no less than One Hundred Seventy-Five Million Dollars $175,000,000.00. This covenant shall be measured each fiscal quarter commencing March 23, 1996.

14.      REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants that, as at the date hereof:

         (a) ORGANIZATION AND QUALIFICATION. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each other jurisdiction, if any, where, because of the nature of its activities or properties, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not have a Material Adverse Effect, nor prevent the enforcement of contracts entered into by Borrower, and Borrower has all requisite corporate power to own its property and to carry on its business as now or proposed to be conducted and carried on.

         (b) AUTHORITY AND AUTHORIZATION. The Borrower has the corporate power and authority to execute, deliver and carry out this Agreement, the Revolving Credit Note and the Loan Documents executed by it, and its execution and delivery, and the making of borrowings hereunder have been duly authorized by all necessary corporate action on the part of the Borrower.

         (c) EXECUTION AND BINDING EFFECT. This Agreement, the Revolving Credit Note and the Loan Documents have been duly and validly executed and delivered by the Borrower and constitute valid and legally binding agreements of the Borrower enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors' rights.

         (d) LITIGATION; COMPLIANCE WITH LAWS; TITLE TO PROPERTIES. No litigation, investigation or proceeding of or before any arbitrator or Official Body is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Agreement or any Loan Document or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

         (e) ADVERSE AGREEMENTS; ABSENCE OF CONFLICTS. Borrower is not a party to any contract or agreement or subject to any charter or other corporate or legal restriction of any kind, which, in the opinion of the Borrower, materially and adversely affects its business, properties or assets, or the condition, financial or otherwise, of the Borrower; and neither the execution and delivery of this Agreement, the Revolving Credit Note or the Loan Documents executed by the Borrower nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of the Borrower or of any law or of any regulation, order, writ, injunction or decree of any court or governmental agency, or of any indenture or other agreement or instrument to which the Borrower is a party or by which Borrower is bound or to which the Borrower is subject, or will result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to the terms of any such indenture or agreement or instrument, except as contemplated by the provisions of this Agreement and the Intercreditor Agreement.

         (f) INDEBTEDNESS; LIENS. The Borrower has no indebtedness for borrowed money other than its existing indebtedness described in Section 12(b) and there are no Liens on any of the properties or assets of the Borrower, except of the type described in subparagraphs (i) through (vii) of Section 12(d).

         (g) ACCURATE AND COMPLETE DISCLOSURE. All statements, reports, certifications, schedules, assignments, invoices, books, accounts, records and other documents or information required by this Agreement either to be maintained by the Borrower or to be prepared by the Borrower and delivered to the Bank, or both, are and will be true and accurate in all material respects.

         (h) FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Bank a consolidated balance sheet and consolidated related statements of income and retained earnings of Borrower and its consolidated Subsidiaries and statement of cash flow of Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1998, as audited and certified without qualification by Ernst & Young LLP, certified public accountants. The Borrower has also furnished to the Bank unaudited consolidated balance sheets and related statements of income and retained earnings and statement of cash flow of Borrower and its consolidated Subsidiaries for the three periods ended March 27, 1999. Since the date of such audited financial statements, there has been no material adverse change in the assets, liabilities, the results of operations or the financial condition of the Borrower. The Borrower has no contingent liabilities which could have a Material Adverse Effect which are not referred to in the financial statements and notes thereto delivered pursuant to this Section.

         (i) NO DEFAULT; COMPLIANCE WITH INSTRUMENTS. No event has occurred and is continuing and no condition exists which constitutes a Default by the Borrower. The Borrower is not in violation of any term of any charter instrument or by-law. The Borrower is not in violation in any material respect of any agreement or instrument to which it is a party or by which any of its properties (now owned or hereafter acquired) may be subject or bound, which has had, or could reasonably be expected to have, a Material Adverse Effect.

         (j) ERISA COMPLIANCE. The Borrower and any Plan Employer maintain only the Plans described on SCHEDULE 14 (j) hereto. Except as otherwise provided on
SCHEDULE 14 (J), (i) each Plan that is a Defined Benefit Plan has been funded in accordance with its terms and with the minimum funding standards of Section 412 of the Code and Part 3 of Title I of ERISA; (ii) each Plan that is a Defined Benefit Plan has been maintained in accordance with its terms and with all provisions of ERISA and the Code applicable thereto in all material respects;
(iii) Borrower has no liability under Title IV of ERISA to the PBGC for any Plan; (iv) to Borrower's knowledge, there have been no Prohibited Transactions which would subject Borrower to any liability or tax which may be imposed by
Section 4975 of the Code and which would have a Material Adverse Effect on the Borrower; (v) to the knowledge of Borrower, there have been no transactions described in Section 4069 (a) of ERISA that may subject Borrower or any Plan Employer to liability which would have a Material Adverse Effect on the Borrower; (vi) the Borrower and any Plan Employer have made contributions to each Plan that is a Multiemployer Plan in accordance with the terms of such plans and applicable collective bargaining agreements; (vii) to the knowledge of any Responsible Officer, each Plan that is a Multiemployer Plan has been maintained in accordance with its terms and with all provisions of ERISA and the Code applicable thereto in all material respects; (viii) Borrower has no liability under Section 4201 of ERISA for any Plan; (ix) to Borrower's knowledge, there have been no transactions described in Section 4212(c) of ERISA that may subject Borrower or any Plan Employer to liability which would have a Material Adverse Effect on the Borrower; and (x) Borrower and any Plan Employer do not maintain any Welfare Benefit Plan, fund or arrangement, whether under contract, verbal commitment or gratuitously which provides for health benefits or life insurance benefits for retirees of Borrower or Plan Employer and their respective beneficiaries.

         (k) TAXES. All tax returns required to be filed by Borrower and its Subsidiaries have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries, or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower and its Subsidiaries are adequate for all open years and for the current fiscal period. The Borrower knows of no proposed additional assessment or basis for any material assessment for additional taxes against it or any of its Subsidiaries (whether or not reserved against).

         (l) REGULATIONS U AND X. The Borrower will not make any borrowing hereunder for the purpose of purchasing or carrying any margin stock, as such term is used in Regulations U and X of the Board of Governors of the Federal Reserve System, as amended from time to time, and is not engaged in the business of extending credit to others for such purpose.

         (m) INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

         (n) DISTRIBUTION AGREEMENTS. Borrower has furnished to the Bank true and correct copies of the Distribution Agreements as listed on SCHEDULE 14(n) hereto, together with all exhibits and attachments thereto. The Distribution Agreements are the valid and subsisting agreements of Borrower and are in full force and effect, except to the extent that the obligations required thereunder have been performed by the parties thereto. The Distribution Agreements were validly executed by Borrower and constitute valid agreements, enforceable against Borrower in accordance with their terms. To the best of Borrower's knowledge relying on the representations and warranties of the other parties thereto, upon execution of the Distribution Agreements, there will exist no default, nor any circumstance which, after notice or lapse of time or both would constitute a default, nor any claim of default, on the part of any party to the Distribution Agreements, and there will exist no lien, set-off, claim or other impairment of the validity or enforceability of the Distribution Agreements. The Distribution Agreements and the other agreements referred to therein constitute the entire agreement between and among Borrower and the other parties thereto with respect to the transactions that are subject matter of the Distribution Agreements, and there are no other agreements with respect to such matters.

         (o) INCORPORATION OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower in each and every of the Distribution Agreements is incorporated herein by reference in their entirety and each is true and accurate in all material respects.

         (p) ENVIRONMENTAL MATTERS.

                           To the best knowledge of the Borrower, and except in such respects as will not involve a Material Adverse Effect,

i) ( None of the real property owned or leased by Borrower (the "REAL PROPERTY") contains or has previously contained any hazardous or toxic waste or substances, other than such materials as have been controlled, stored and disposed of in compliance with all applicable federal and state laws and regulations;

ii) ( The Real Property is in compliance with all applicable federal, state and local environmental standards and requirements affecting such Real Property, and there are no environmental conditions which could interfere with the continued use of the Real Property;

iii) ( The Borrower has not received any notices of violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance, except violations that the Borrower believes will not have a Material Adverse Effect and is taking steps to remedy within time periods permitted by the appropriate regulatory agency;

iv) ( Hazardous waste has not been transferred by the Borrower from any of the Real Property to any other location which is not in compliance with all applicable environmental laws, regulations or permit requirements; and

v) ( With respect to the Real Property, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which the Borrower is named as a party.

         (q) CONSENTS, PERMITS ETC. Each consent, approval or authorization of, or filing, registration or qualification with, any governmental agency, company or other person required to be obtained or effected by Borrower in connection with this Agreement and the transactions contemplated hereby and with the execution of each of the Distribution Agreements and the consummation of transactions contemplated thereby (including, but not limited to, all filings in connection with any potential ERISA withdrawal liability of Borrower in connection with the Distribution transaction), has been duly obtained or effected and is in full force and effect on the date hereof. All permits, consents, licenses, bonds and any approvals, authorizations, filings or registrations required by any law, statute, rule, regulation or by any governmental agency for the transportation and the related business activities of Borrower, as now conducted and as contemplated to be conducted, have been duly obtained by Borrower and are in full force and effect on the date hereof.

         (r) TITLE TO PROPERTY. The Borrower has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all of its other property, except to the extent that the failure to have such title or interest, in any instance or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower.

15.      CONDITIONS OF LOANS.

         (a) EFFECTIVENESS OF AGREEMENT. This Agreement (which is an amendment and restatement of the Existing Agreement) shall become effective on the Closing Date, PROVIDED, that on or prior to the Closing Date, the Bank shall have been furnished with each of the following in form and substance satisfactory to Bank:

         (i) a certified copy of the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of, and performance under, this Agreement, the Revolving Credit Note, and the statements, schedules, reports, certifications and all other documents related to, or required by, any of the foregoing ("RELATED DOCUMENTS");

         (ii) evidence of the authority of each person who has signed, or will sign, on behalf of the Borrower, this Agreement, the Revolving Credit Note, and the Related Documents, and who will otherwise act as the representative of the Borrower in the operation of this Agreement;

         (iii) the authenticated specimen signature of each person referred to in subparagraph (ii) of this Section 15(a);




         (iv) the executed Revolving Credit Note. Upon the effectiveness of the Agreement, such Revolving Credit Note shall constitute the "Revolving Credit Note" under and as defined in this Agreement and the other Loan Documents for all purposes thereof and the Bank shall thereupon mark "canceled" both the original Revolving Credit Note dated January 2, 1996 executed by the Borrower in favor of Bank One, Akron NA pursuant to the Existing Agreement, as well as the two Allonges thereto, and return each of the same to the Borrower. The Borrower hereby authorizes the Bank to record on the schedule attached to the Revolving Credit Note delivered pursuant to this clause (iv) any and all Loans outstanding under the Agreement on the Closing Date; (v) certified copies of the articles of incorporation and by-laws as well as a good standing certificate as of a recent date for the Borrower;

         (vi) opinion of Borrower's legal counsel relating to this loan transaction acceptable to the Bank and its counsel;

         (vii) evidence that the Morgan Credit Agreement and the Intercreditor Agreement shall have each been terminated and the obligations evidenced by the Morgan Credit Agreement have been repaid in full;

         (viii) In addition to the foregoing requirements, all legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Bank and its counsel and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank and its counsel, as the Bank may from time to time reasonably request.

         (b) ALL LOANS .The Bank's obligations to make all Loans, including the initial Loan, are subject to the satisfaction of the further conditions listed below:

         i)       ( The representations and warranties of Borrower contained in
                  Section 14 of this Agreement (including, but not limited to, those incorporated by reference pursuant to Section 14(o) hereof) shall be true as of the time of making each Revolving Credit Loan, with the same effect as though such representations and warranties had been made on and as of such date; and

         ii) ( On each such date no Default and no condition, event, act or omission which, with the giving of notice or the lapse of time, or both would constitute a Default shall have occurred and be continuing or shall exist.




16.      DEFAULT.

         The following events or conditions shall constitute defaults ("DEFAULTS"), by the Borrower under the Agreement, the Revolving Credit Note and the Loan Documents:

         (a) Borrower shall fail to make any payment on account of principal or interest in respect of any Indebtedness of the Borrower when due;

         (b) Any representation or warranty herein made or incorporated herein by reference by the Borrower or made by the Borrower in any statement, certificate, report or schedule furnished by the Borrower shall fail to be as stated or prove to be in any material respect false or misleading;

         (c) Borrower shall default in the performance of any other covenant, condition or and provision of this Agreement or the Loan Documents to which it is a party, and the default shall continue for thirty (30) days after the Bank has notified Borrower of the default;

         (d) Any obligation or obligations (other than the Indebtedness) of the Borrower for the payment of indebtedness in an aggregate amount in excess of Ten Million Dollars ($10,000,000.00) are not paid within thirty (30) days when due or becoming or being declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred and be continuing beyond any applicable grace period therefor an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable, unless such obligation is being contested by the Borrower in good faith by appropriate proceedings diligently conducted and adequate reserves or other appropriate provisions therefor, if any, are maintained by the Borrower as shall be required by GAAP;

         (e) One or more judgments against the Borrower or attachments against its property, which in the aggregate exceeds Ten Million Dollars ($10,000,000.00), or the operation or result of which would be to interfere materially and adversely with the conduct of the business of the Borrower, taken as a whole, shall not have been paid, stayed on appeal, discharged, bonded, or dismissed within thirty (30) days after the entry of such judgment or attachment;

         (f) (i) A Termination Event with respect to a Defined Benefit Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction involving any Plan or Welfare Benefit Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) Borrower shall be in Default (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a Multiemployer Plan resulting from that Borrower's complete or partial withdrawal (as described in section 4203 or 4205 of ERISA) from such plan, or (v) any other event or condition shall occur or exist with respect to a Plan, except that no such event or condition specified in any of the foregoing clauses shall constitute a Default if it, together with all other events or conditions at the time existing, would not subject the Borrower to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect on the Borrower.

         (g) The Borrower shall become insolvent or shall be unable to pay its debts as they mature, or the Borrower shall voluntarily suspend transaction of usual business, or shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition pursuant to any Act of Congress relating to bankruptcy, or shall be the subject of any order for relief, or shall make an assignment for the benefit of creditors or make an assignment to an agent (authorized to liquidate any substantial amounts of the assets of the Borrower), or shall apply for or consent to or suffer the appointment of a receiver or trustee for itself or a substantial part of its property; or

         (h) An order for relief shall be entered pursuant to any Act of Congress relating to bankruptcy with respect to an involuntary petition seeking reorganization of, or an order shall be entered appointing any receiver or trustee for, the Borrower or a substantial part of its property, or a writ or warrant of attachment or any similar process shall be issued against a substantial part of the property of the Borrower, or an order shall be entered at either the state court level enjoining or preventing the Borrower from conducting all or any material part of its business as it is usually conducted, or garnishment proceedings shall be instituted by attachment, levy or otherwise, against any deposit balance maintained, or any property deposited, with the Bank by the Borrower, and the same shall not be dismissed or released within sixty
(60) days following the filing of such order.

17.      REMEDIES.

         (a) If a Default specified under paragraphs (a) through (f) or (i) of this Section 17 shall occur and be continuing or shall exist, the Bank shall be under no further obligation to make Loans to the Borrower hereunder; and the Bank may by written notice to the Borrower declare the unpaid balance of all Loans to the Borrower then outstanding and interest accrued thereon, and all other liabilities of the Borrower hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable, without presentment, demand or protest of any kind, all of which are hereby expressly waived.

         (b) If a Default specified under paragraphs (g) or (h) of Section
16 shall occur, the Bank shall be under no further obligation to make Loans hereunder; and the unpaid balance of all Loans then outstanding and interest accrued thereon and all other Indebtedness of the Borrower shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

         (c) In case a Default shall occur and be continuing or shall exist, the Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to the unpaid balance of the Indebtedness of the Borrower, the Revolving Credit Note executed by the Borrower and all other obligations of the Borrower hereunder any debt owing to, and any other funds held in any manner for the account of, the Borrower by such holder, including, without limitation, all funds in all deposit accounts (whether general or special, time or demand, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account with such holder, and the Bank is hereby granted a security interest in and lien on all such debts (including all such deposit accounts) for such purpose. Such right shall exist whether or not any such holder or the Bank shall have made any demand under this Agreement or the Revolving Credit Note and whether or not the Revolving Credit Note and such other obligations are matured or unmatured. The Borrower hereby confirms each such holder's and the Bank's right of banker's lien and set-off and nothing in this Agreement shall be deemed any waiver or prohibition of any such holders or of the Bank's right of banker's lien and set-off.

         (d) The Bank may exercise all rights and the Bank will have all the remedies available under this Agreement and under the law, the right to court costs, reasonable attorneys' fees, and legal expertise.

         (e) INTENTIONALLY LEFT BLANK.

         (f) All rights and remedies given the Bank hereunder and by law shall be cumulative and not alternative and are not exclusive of any other remedies that may be available to the Bank, whether at law, in equity or otherwise.

         (g) Following the occurrence of any condition or event that but for the passage of time or the opportunity to cure by the Borrower would become a Default, the Bank shall have no obligation to make any further Revolving Credit Loans unless and until such Default shall have been cured.

         (h) Upon the occurrence of a Default, the Bank may grant extensions to, or adjust claims of, or make compromises or settlements with, debtors, guarantors or any other parties or any securities, guaranties or insurance, without notice to or the consent of the Borrower, without affecting the Borrower's liability under this Agreement, the Loan Documents or the Related Documents.

         i) (The Bank shall apply the proceeds of any sale or liquidation of the Borrower's assets and any proceeds received by the Bank from insurance in such order as the Bank shall determine in its sole discretion. If such Proceeds are insufficient to pay the amounts required by Law, the Borrower shall be liable for any deficiency.

         (j) INTENTIONALLY LEFT BLANK.

18. EXPENSES. All reasonable expenses, including, but not limited to attorney's fees incurred by the Bank after the Closing in taking action in administering this Agreement, the Loan Documents, the Related Documents and all additional agreements contemplated in or by this Agreement and in all efforts made to enforce payment, as well as all reasonable attorney's fees and legal expenses incurred in connection therewith, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, shall be invoiced to, and paid by, the Borrower; PROVIDED, HOWEVER, that the Borrower will not pay for costs and expenses arising solely from the gross negligence or willful misconduct of the Bank. All statements, reports, certificates, opinions and other documents or information furnished by Borrower to the Bank shall be supplied without cost to the Bank.

19.      WAIVERS.

         (a) To the extent not prohibited by Law, the Borrower waives all notices to which it may otherwise be entitled and waives all valuation and exemption laws. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT, IN ORDER TO EXPEDITE THE RESOLUTION OF ANY DISPUTES WHICH MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY AGREEMENT CONTEMPLATED UNDER THIS AGREEMENT AND IN LIGHT OF THE COMPLEXITY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT TO WHICH THEY MAY BOTH BE PARTIES, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY ASSIGNMENT, ACCOUNT OR OTHER TRANSACTION UNDER THIS AGREEMENT OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN THEM OF ANY KIND OR NATURE, AND ACKNOWLEDGE THAT SUCH WAIVER HAS BEEN SPECIFICALLY NEGOTIATED AS A PART OF THIS AGREEMENT.

         (b) The Bank's delay or failure to enforce any right, power or remedy hereunder will not operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Bank preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (c) The Borrower hereby waives notice, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

20. JURISDICTION. The Bank and the Borrower hereby agree that the Common Pleas Court of Summit County, Ohio and the United States District Court for the Northern District of Ohio shall have exclusive jurisdiction to hear and determine any claims or disputes between the Bank and the Borrower pertaining directly or indirectly to this Agreement, the Loan Documents or to any matter arising therefrom. The Bank and the Borrower hereby expressly submit and consent in advance to such jurisdiction and venue in any action or proceeding commenced by, or any action against, either of them, in either of such Courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers may be made by prepaid registered or certified mail, return receipt requested addressed to the relevant party at the address to which notices are to be sent pursuant to Section 25 of this Agreement.

21. NON-BUSINESS DAYS. Whenever any payment hereunder shall become due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, provided such day is prior to the Termination Date, and such extension of time shall in such case be included in computing interest in connection with such payment.

22. SUCCESSORS AND ASSIGNS; PARTICIPATION. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer its respective rights or delegate any of its respective duties or obligations hereunder. The Bank may at any time sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any portion of the Loans made hereunder and the Bank shall promptly advise the Borrower thereof.

23. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the Laws of the State of Ohio, exclusive of rules on choice of laws, and shall be governed by the construed in accordance with the Laws of said jurisdiction including any rules pursuant to which the UCC as adopted in any other state would apply.

24. INTENTIONALLY LEFT BLANK.

25. NOTICE. All notices, requests, demands, directions and other communications (collectively notices) given to or made upon any party hereto under the provisions of this Agreement or any other Loan Document shall be in writing (including telexed, telecopied or telegraphic communication) unless otherwise expressly permitted hereunder and shall be delivered or sent bye first-class or first-class express mail, or by telex or telecopier with confirmation in writing mailed first class, in all cases with postage or charges prepaid, to the applicable party addressed as follows:

         IF TO BORROWER:       Roadway Express, Inc.
                               1077 Gorge Boulevard
                               Akron, Ohio 44310
                               Attention:   Arthur Zullo

         IF TO BANK:           The First National Bank of Chicago
                               One First National Plaza
                               Chicago, IL 60670
                               Attention:        Greg Sjullie
                                                 Mail Suite IL1 - 0374

or in accordance with any subsequent written direction from any party to the others. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery, if delivered by hand; upon receipt, if by mail, telecopier or telex; or when delivered to the telegraph company, charges prepaid, if by telegraph.

26. INTEGRATION. This is the entire agreement relating to this financing transaction and its supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein.

27. AMENDMENT OR WAIVER No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom will be valid unless stated in one or more writings executed by the Bank and the Borrower to be bound thereby.

28. SEVERABILITY. If any part or provision of this Agreement is found or declared to be invalid or in contravention of any governing law or regulation, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement.

29. HEADINGS. Section and paragraph headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.

30. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.




                       [signatures on the following page]

         WITNESS the due execution hereof as of the day and year first above written intending to be legally bound hereby.

ATTEST:                                    ROADWAY EXPRESS,  INC.

By:                                        By:
    ---------------------------                ---------------------------
Name:                                      Name:
      -------------------------                  -------------------------
Title:                                     Title:
      -------------------------                  -------------------------

                                           THE FIRST NATIONAL BANK OF CHICAGO

                                           By:
                                               ---------------------------
                                           Name:
                                                 -------------------------
                                           Title:
                                                 -------------------------

                                SCHEDULE 2.3 (b)

                           INTEREST PAYMENT DUE DATES



August 14, 1999
September 11, 1999
October 9, 1999
November 6, 1999
December 4, 1999
December 31, 1999
January 29, 2000
February 26, 2000
March 25, 2000
April 22, 2000
May 20, 2000
June 17, 2000
July 15, 2000

                                  SCHEDULE 8(b)

                               LOCATION OF OFFICES



                              1077 Gorge Boulevard
                                Akron, Ohio 44310

                                 SCHEDULE 12(b)

                              EXISTING INDEBTEDNESS


1. $55,200,000.00 owing to ABN AMRO pursuant to the Master Leases Intended as Security dated as of March 15, 1996, March 3, 1997 and April 1, 1998.

                                 SCHEDULE 14(n)

                         LIST OF DISTRIBUTION AGREEMENTS



         1. Distribution Agreement dated as of December 29, 1995, between Roadway Services, Inc.("RSI") and the Borrower.

         2.       The ADR Agreement referred to in the Distribution Agreement.

         3. The Data Processing Agreement referred to in the Distribution Agreement.

         4. The Employee Matters Agreement referred to in the Distribution Agreement.

         5. The Intellectual Property Agreement referred to in the Distribution Agreement.

         6. The Like-Kind Exchange Agreement referred to in the Distribution Agreement.

         7.       The Long-Term Leases referred to in the Distribution
                  Agreement.

         8. The Services and Support Agreement referred to in the Distribution Agreement.

         9.       The Short-Term Leases referred to in the Distribution
                  Agreement.

         10.      The Tax Matters Agreement referred to in the Distribution
                  Agreement.